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                                                                   EXHIBIT 10.13

                           OCCUPANCY LICENSE AGREEMENT

        THIS OCCUPANCY LICENSE AGREEMENT ("Agreement") is made effective as of November 12, 1998, by and between ADAPTEC, INC., a Delaware corporation ("Licensor"), and JAYCOR NETWORKS INC., a Delaware corporation ("Licensee"), in the context of the following facts and circumstances:

        A. Pursuant to the Asset Acquisition Agreement entered into by and between Licensor and Licensee dated November 12, 1998, (the "Asset Acquisition Agreement"), Licensor has agreed to sell, and Licensee has agreed to purchase, the "Tangible Assets" (as such term is defined in the Asset Acquisition Agreement).

        B. Pursuant to the terms of that certain Office Building Lease ("Lease") entered into between Licensor, as tenant, and CEP Investments, L.P., as successor in interest to Vision Pharmaceuticals L.P. ("Master Lessor"), Licensor currently leases approximately 84,971 square feet (the "Premises") of that certain building located at 9701 Jeronimo Road, Irvine, California 92618 (the "Building"). This Agreement is contingent upon the approval of the Master
Lessor as detailed in the Master Lease.

        C. Licensor and Licensee are desirous of entering into a short-term occupancy arrangement for the use by Licensee of a portion of the Premises until such time as operations conducted therein by Licensee have been relocated.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. LICENSE AREA AND LOCATION. Licensor hereby grants to Licensee a non-assignable, non-transferable right and license for the use of that certain area (the "License Area") consisting of approximately 6,179 rentable square feet of space as shown on the attached Exhibit A. Licensee hereby acknowledges and agrees that this right of use is a license only and not a leasehold interest and that Licensee shall not be entitled to any actions, claims, defenses, unlawful detainer protections, or other rights afforded to lessees, tenants, or "parties in possession" under applicable law.

        2. AGREEMENT SUBORDINATE. This Agreement is subordinate and subject to all of the terms and conditions of the Master Lease. If the Master Lease terminates for any reason whatsoever, this Agreement shall terminate concurrently, and the parties hereto shall be relieved of any liability thereafter accruing under this Agreement, except for the liabilities of the parties which by the terms of this Agreement survive the expiration or earlier termination of this Agreement.



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        3. TERM. The term of this Agreement (the "License Term") will commence as of the date of the Asset Acquisition Agreement (the "Commencement Date"), and will continue for a period of three (3) months (the "Termination Date"); provided, however, Licensee may elect to extend the License Term for one (1) additional month by delivering written notice to Licensor no later than January 1, 1999. Notwithstanding the foregoing, the License Term may be sooner terminated pursuant to the following provisions:

                (a) Licensor may terminate this Agreement for cause by giving three (3) days written notice to Licensee. As used herein, "cause" means any of the following: (i) Licensee is in material breach of a material obligation under this Agreement, and Licensee has failed to correct such breach within fourteen
(14) days after written notice from Licensor; or (ii) Licensee causes or permits hazardous materials or toxic substances to be used or handled in violation of Paragraph 6 below; or (iii) the License Area is damaged or destroyed by a fire or other casualty that makes it impracticable for Licensor to continue to allow Licensee to occupy the License Area.

        On or before the Termination Date, Licensee shall completely remove all of its personal property and vacate the License Area, leaving all of the Furnishings therein in the same condition as received.

        4. LICENSE FEE. For the use of the License Area, as well as for the use of the Furnishings, the Common Facilities, and the Services provided by Licensor as described below, Licensee shall pay to Licensor a fee (the "License Fee") in the amount of $36.00 per rentable square foot per year, payable in monthly installments in the amount of $18,537.00, due on the first day of each calendar month, in such manner and at such address as Licensor shall designate. For any partial month at the beginning or end of the License Term, the monthly License Fee will be prorated. A late charge of $400.00 will be assessed if the License Fee is not paid by the 5th day of the month.

        5. IMPROVEMENTS AND FURNISHINGS. Licensor will provide offices, cubicles and lab space within the License Area, based on Licensor's building standard specifications, pursuant to the floor plan shown in Exhibit A. Licensor will also furnish the License Area with Licensor's standard furniture, such as basic desks, chairs, tables, bookshelves, and filing cabinets as currently provided. Unless otherwise agreed in the Asset Acquisition Agreement, such improvements and furnishings (collectively, the "Furnishings") shall at all times remain Licensor's property. Licensee shall not make any alterations or modifications to or upon the License Area or any of the Furnishings (including without limitation any painting, wall hangings or signage), or add to, delete from or relocate any of the same, without Licensor's prior written approval which may be withheld in Licensor's sole and absolute discretion. If Licensor does grant approval for any such alterations or modifications, Licensee will be required to use Licensor's established vendors for the performance of such work.



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        6. USE. Licensee will use the License Area during the License Term only for general office purposes, research and development, light manufacturing, and sales, and for no other purpose without Licensor's prior written approval which may be withheld in Licensor's sole and absolute discretion. Such use shall be in strict compliance with the terms of the Master Lease. Except for small quantities of products used in normal office environments (e.g., toner, white-out), Licensee shall not cause or permit any hazardous materials or toxic substances to be used, stored, generated, discharged, treated, handled, transported to or from, or released in, on, or about the License Area or the Premises, without the prior written consent of Licensor which consent may be withheld in the sole and absolute discretion of Licensor.

        7. COMMON FACILITIES. During the License Term, Licensee and its employees shall be entitled to use, in Common with Licensor's employees, contractors, agents, invitees, and other licensees, those portions of the Premises and the Building that are designated in a non-discriminatory manner by Licensor from time to time as being available for such common use (the "Common Facilities"). The Common Facilities include such areas and facilities as reception areas, hallways, stairs and elevators, the cafeteria, coffee stations (including the refreshments supplied by Licensor at no cost to Licensor's employees), bathrooms, parking stalls, and other similar areas and facilities designated by Licensor. The cost of Licensee's use of the Common Facilities shall be included in the License Fee. Conference and training rooms will be accessible by Licensee based on availability, subject to such rules regarding scheduling and priority as may be promulgated by Licensor from time to time in a non-discriminatory manner.

        8. PARKING. Subject to reasonable rules and regulations that may be promulgated by Master Lessor and/or Licensor from time to time, Licensee shall have the non-exclusive right in common with other tenants, licensees and occupants of the Building to use, free of charge during the License Term, no more than twenty (20) parking spaces in the areas adjacent to the Building.

        9. SERVICES PROVIDED BY MASTER LESSOR. The Master Lease is a "full service" "gross" lease. Accordingly, Licensor shall not be responsible to Licensee for furnishing any service, maintenance or repairs to the License Area that are the obligation of the Master Lessor under the Master Lease, including but not limited to general ground maintenance, trash collection, and janitorial services. However, if Master Lessor shall fail to perform its obligations under the Master Lease, Licensor, upon receipt of written notice from Licensee, shall use commercially reasonable efforts to attempt to enforce the obligations of Master Lessor under the Master Lease; provided, however, that Licensor shall not be required to incur any costs or expenses in connection therewith unless Licensee agrees to reimburse Licensor for any such costs and expenses.



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        10. SERVICES PROVIDED BY LICENSOR. Licensor shall provide to Licensee at no cost, except as set forth below, during the License Term, the services described below (the "Services") in accordance with Licensor's typical practices and standards in Licensor's sole determination. In accepting Licensor's agreement to provide such Services, Licensee expressly acknowledges that there is the possibility of error or malfunction in any or all of the same, and agrees that Licensee is fully assuming all risks associated with Licensee's use or dependence on such Services, except for the negligence or intentional misconduct of Licensor or its agents, contractors and employees.

                (a) Licensor shall provide general repairs and maintenance for the License Area to the extent required by "Tenant" under the terms of the Master Lease. Licensee shall notify Licensor as soon as possible after Licensee becomes aware of the need for any repairs or maintenance, or of any of the foregoing matters that is in need of correction or attention by Licensor.

                (b) Licensor shall provide up to 20 telephone systems and facilities for Licensee's use in the License Area, including telephone set, voice mail with direct dial extensions; and up to 20 concurrent telephone calls through Licensor's PBX and interconnect facilities for networking equipment, all in such amounts and types and according to such specifications as determined by Licensor in its sole discretion. Licensee shall pay to Licensor (i) a fee on a time and material basis (with time being billed at $75 per hour) for any changes to such telephone systems or facilities; (ii) the monthly charges incurred for toll and long distance calls (including fax transmissions) made by Licensee or from the License Area; and (iii) a basic monthly telephone service charge, in the amount of $65 per line per month. Licensee shall use one or more of its direct dial extensions as Licensee's main office phone number, as the receptionists employed by Licensor will not be expected to take or deliver messages for Licensee except in extenuating circumstances.

                (c) Licensee shall be permitted to utilize Licensor's mail room services for the receipt and delivery of mail to and from Licensee, provided that correct postage on all outgoing mail must be pre-affixed by Licensee.

                (d) The License Fee shall include utilities for general office equipment during normal business hours, which utilities shall be provided by Master Lessor in accordance with the terms of the Master Lease. For purposes of this Agreement, "normal business hours" shall mean Monday through Friday, 7:00 a.m. to 6:00 p.m., and Saturdays from 8:00 a.m. to 1:00 p.m. (but not Sundays or national holidays).

                (e) In the event that Licensee requires utilities during times other than normal business hours, or uses utilities in excess of that required for general office equipment, or uses specially metered equipment, then Licensee shall reimburse Licensor for any such reasonable expenses incurred within ten
(10) days after receipt of an invoice for such costs.

                (f) The License Fee shall include routine server back-up and network maintenance. In the event that Licensee requests information technology services in excess of those described in the



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preceding sentence, then Licensee shall reimburse Licensor for actual expenses incurred within ten (10) days after receipt of an invoice for such costs.

        11. OFFICE SUPPLIES AND EQUIPMENT.

                (a) Licensor shall supply Licensee with a photocopy machine, fax machine, and supplies, including paper. Any such costs will be included in the License Fee.

                (b) Unless otherwise specified in this Agreement, Licensee shall be responsible for supplying, at Licensee's own cost, all office supplies and equipment utilized by Licensee in connection with Licensee's operations in the License Area, including without limitation computer equipment, modems and networking equipment, postage meter, and all materials and service. Any vendors, suppliers or service contractors who will need to enter the Premises regularly for access to the License Area shall be subject to the reasonable approval of Licensor.

        12. COMPLIANCE WITH LAWS.

                (a) Licensee and its employees shall in all respects use the License Area and Common Facilities, and operate Licensee's business therein, in compliance with the Master Lease and all applicable laws, ordinances and governmental rules and regulations, including without limitation all fire codes.

                (b) Licensee shall secure, at its sole cost and expense, all necessary use permits, business licenses, and other governmental approvals necessary for the lawful conduct of Licensee's business.

                (c) Licensee shall pay, before delinquency, any and all taxes, charges, and governmental fees assessed or levied upon or on account of Licensee's business, Licensee's occupancy of the License Area, and Licensee's personal property.

        13. RULES OF CONDUCT. Licensee and its employees shall at all times use the License Area, the Services, the Furnishings and the Common Facilities in compliance with the following provisions:

                (a) Licensee shall at all times conduct its activities in or about the Premises in a professional and proper manner in accordance with Licensor's rules and regulations regarding employee conduct, which rules Licensor may change from time to time in a non-discriminatory manner, at Licensor's sole discretion.



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                (b) Licensee shall keep the License Area and the Furnishings therein neat and safe at all times. Any damage caused by Licensee in excess of normal wear and tear will be the financial responsibility of Licensee.

                (c) Licensee shall abide by Licensor's policies and procedures regarding access and security, which policies and procedures Licensor may change from time to time in Licensor's sole discretion. Licensee shall use commercially reasonable efforts to safeguard and preserve the confidentiality of work spaces, discussions, work product, systems, files, and any other proprietary information of Licensor, other licensees, or any other users or occupants of the Building.

                (d) Licensee will be provided a copy of Licensor's rules regulations, and policies and procedures, and will promptly be notified of any changes in the same.

                (e) Unless otherwise allowed pursuant to the Asset Acquisition Agreement, neither Licensee nor Licensee's agents, employees, or invitees may do any of the following in, on or about the Premises or the Building: (i) solicit the employees of Licensor, other licensees or other users or occupants of the Building for employment; and/or (ii) directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Licensor, other licensees or other users or occupants of the Building to terminate his or her employment or engagement. If, in the reasonable opinion of Licensor, Licensee or Licensee's agents, employees, or invitees are engaging in such conduct in, on or about the Premises or the Building, Licensee, upon demand of Licensor, shall enforce such restrictions and have such persons removed from the Building. Licensor shall have the right but not the obligation to remove or exclude from the Premises or the Building any person engaging in such prohibited conduct.

                (f) Neither Licensor nor Licensor's agents, employees, or invitees may do any of the following in, on or about the Premises or the
Building: (i) solicit the employees of Licensee for employment; and/or (ii) directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Licensee to terminate his or her employment or engagement.

        14. CONFIDENTIALITY. Licensee acknowledges that Licensee and other licensees of the Premises may be permitted by Licensor to utilize Licensor's computer, telephone, message correspondence, and mail delivery facilities for their operations, and Licensee agrees to use the utmost care to safeguard and insure that the confidential information, proprietary information, work product, systems and files of Licensor, other licensees, or any other users or occupants of the Premises are not disclosed or misappropriated. Subject to the terms of Paragraph 16 and 20 of this Agreement, Licensor shall use commercially reasonable efforts to safeguard and preserve the confidentiality of Licensee's work spaces, discussions, work product, systems, files, and other proprietary information; provided, however, Licensee acknowledges that if Licensee and other licensees of the Premises utilize Licensor's computer, telephone,



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message correspondence, and mail delivery facilities for their operations,
Licensor will have limited means to protect the confidentiality of such confidential information, work product, systems and files, and Licensee shall waive all claims for loss or damage to Licensee or any person claiming by, through or under Licensee resulting from the disclosure or misappropriation of Licensee's confidential information, work product, systems or files, except to the extent caused by the gross negligence or intentional misconduct of Licensor.

        15. LICENSOR'S RIGHT TO ENTER. Licensee agrees that Licensor shall have the right to enter the License Area at all times for the purpose of inspecting the same, making repairs, and performing its obligations under this Agreement. Licensor shall use commercially reasonable efforts not to interfere with Licensee's use of the License Area in connection with such entry.

        16. NO REPRESENTATIONS BY LICENSOR. Licensee hereby acknowledges and agrees as follows:

                (a) Licensor has made no representations or warranties regarding the level of safety and security in the Premises, and Licensee will be responsible for adequately protecting its own possessions, work product and files.

                (b) Licensor has made no representations or warranties regarding the condition of the License Area or the Common Facilities or the suitability thereof for Licensee's purposes, and Licensee accepts the same in its "AS IS" condition.

        17. REQUIRED INSURANCE. Licensee shall obtain, at its sole cost and expense, and deliver to Licensor upon request, signed certificates of insurance evidencing currently effective policies of insurance as follows:

                (a) Commercial general liability insurance with broad form contractual liability coverage and with limits of not less than One Million Dollars ($1,000,000) combined each occurrence and in the aggregate insuring against any and all liability of Licensee and/or Licensor (as an additional insured) with respect to the License Area, or arising out of the maintenance, use or occupancy thereof, or in connection with the conduct of Licensee's business within the Premises.

                (b) All Risk property insurance covering Licensee's personal property and work product, in an amount not less than ninety percent (90%) of their full replacement cost.

                (c) Workers' compensation insurance in such forms and amounts as is required under the laws of the State in which the Premises is located.

        Such required insurance shall be maintained during the License Term and shall not be canceled or reduced without prior notice to Licensor.



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        18. INDEMNIFICATION OF LICENSOR. Licensee shall, at its sole cost and expense, indemnify, protect, defend (with counsel acceptable to Licensor) and hold harmless Licensor, its partners, shareholders, officers, directors, attorneys, agents, beneficiaries, employees, affiliates, contractors, and related entities (collectively, "Licensor's Related Parties") from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys' fees, which may arise in any manner out of or in connection with (i) Licensee's use of the License Area, the Furnishings, the Services and/or the Common Facilities; (ii) the conduct of Licensee's business; (iii) any act or omission of Licensee or Licensee's partners, shareholders, officers, directors, attorneys, agents, beneficiaries, employees, affiliates, contractors, and related entities (collectively, "Licensee's Related Parties") in connection with this Agreement; and/or (iv) any breach by Licensee under this Agreement; provided, however, Licensee shall have no obligation to defend or indemnify Licensor from claims to the extent caused by the negligence or willful misconduct of Licensor or Licensor's Related Parties.

        19. INDEMNIFICATION OF LICENSEE. Licensor shall, at its sole cost and expense, indemnify, protect, defend (with counsel acceptable to Licensee) and hold harmless Licensee, and Licensee's Related Parties from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys' fees, which may arise in any manner out of or in connection with any injury or death to any person or injury or damage to property caused by, arising out of, or involving (i) any willful misconduct or negligence of Licensor or Licensor's Related Parties in connection with this Agreement; and/or (ii) any material breach by Licensor under this Agreement; provided, however, Licensor shall have no obligation to defend or indemnify Licensee from claims which are caused by the negligence or willful misconduct of Licensee or Licensee's Related Parties.

        20. WAIVER OF RESPONSIBILITY. Except to the extent caused by the willful misconduct or negligence of Licensor or Licensor's Related Parties, Licensor and Licensor's Related Parties shall not be liable for, and Licensee waives, all claims for loss or damage to Licensee's business or damage or injury to person or property sustained by Licensee or any person claiming by, through, or under Licensee, resulting from any accident or occurrence in, on or about the License Area, or any other part of the Building, including, without limitation, claims for loss, theft or damage resulting from: (i) any Furnishings or other equipment or appurtenances being in disrepair; (ii) injury done or occasioned by wind or weather; (iii) any defect in or failure to operate, for whatever reason, any Furnishings or other equipment or facilities in or about the Building; (iv) broken glass; (v) any act, omission or negligence of other licensees, any other users or occupants of the Building or the public; or (vi) any other cause of any nature. To the maximum extent permitted by law, Licensee agrees to use and occupy the License Area, the Furnishings, the Services, and the Common Facilities at Licensee's own risk.



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        21. WAIVER OF RIGHT OF RECOVERY. Notwithstanding the terms of Paragraph
12, Licensee (for itself and its insureds) hereby releases and waives all right of recovery which it might otherwise have (including rights of subrogation) against Licensor and Licensor's Related Parties by reason of any loss or damage resulting from any recovery, claim, action or cause for damages or injury or other occurrence no matter how caused, to the extent that the same is covered by Licensee's insurance or which would have been covered had Licensee complied with the requirements of Paragraph 17 of this Agreement. The foregoing waiver shall be effective whether or not Licensee maintains the insurance required to be carried pursuant to this Agreement.

Notwithstanding the terms of Paragraph 18, Licensor (for itself and its insureds) hereby releases and waives all right of recovery which it might otherwise have (including rights of subrogation) against Licensee and Licensee's Related Parties by reason of any loss or damage resulting from any recovery, claim, action or cause for damages or injury or other occurrence no matter how caused, to the extent that the same is covered by Licensor's insurance.

        22. HOLDING OVER. If Licensee fails to vacate the License Area upon termination of this Agreement, Licensee's presence upon or occupancy of the License Area shall constitute a trespass. Licensor shall have the benefit of all provisions of law respecting the recovery of the License Area and removal of Licensee and its employees, including but not limited to, changing the locks to the Premises and/or the License Area, requesting action by local law enforcement officers, and/or immediate injunctive relief. Licensee's occupancy of the License Area subsequent to the termination of this Agreement shall be subject to all the terms, covenants, and conditions of this Agreement for Licensor's benefit, except that the License Fee shall be three times the License Fee otherwise payable hereunder. After termination of this Agreement, Licensor shall have no obligation to provide or allow Licensee to use any Furnishings, Services, or Common Facilities.

        23. DEFAULT. Each party may exercise any remedy available to it at law or in equity upon the other party's breach or default of this Agreement, and the rights, remedies, and benefits provided by this Agreement and by law are cumulative and nonexclusive. In the event of any action or other proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees from the other party.

        24. MISCELLANEOUS PROVISIONS. This Agreement may be modified only in writing by Licensor and Licensee. This Agreement is the only agreement between the parties with respect to the subject matter of this Agreement, and all other negotiations, representations and agreements between the parties are merged therein. This Agreement shall be governed by the laws of the State in which the Premises is located. This Agreement shall not be strictly construed against the party preparing it, but shall be construed as if all parties prepared this Agreement jointly upon the advice of their respective legal counsel. If any provision in this Agreement is held by any court to be invalid, void or unenforceable, the remaining provisions shall



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nevertheless continue in full force and effect. Waiver by Licensor of any breach of any term, covenant or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. Time is of the essence of this Agreement and of every term, covenant and condition hereof.

        25. DELIVERY BY COUNTERPARTS AND FACSIMILES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. Each party may execute and deliver this instrument by facsimile, and facsimiles of signatures shall be deemed original signatures for all purposes, but each party executing and delivering this instrument by facsimile shall also send the other party an original of this instrument containing such party's ink signature. Each person executing this Agreement represents that the execution of this Agreement has been duly authorized by the party on whose behalf the person is executing this Agreement.

        26. BINDING EFFECT. This Agreement shall become binding upon Licensor and Licensee only when fully executed by Licensor and Licensee.



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                                (signature page]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

                                            "Licensor"

                                            ADAPTEC, INC.
                                            a Delaware corporation

                                            By: /s/ LARRY BOUCHER
                                               ---------------------------------

                                            Title:
                                                  ------------------------------
                                            Date Signed:
                                                        ------------------------

                                            "Licensee"

                                            JAYCOR NETWORKS INC.,
                                            a Delaware Corporation

                                            By: /s/ TERRY M. FLANAGAN
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

                                            Date Signed:
                                                        ------------------------



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




                                    Adaptec

                      9701 Jeronimo Road, Irvine, Ca 92618


                                   [Diagram]


                               Second Floor Plan

                                    Adaptec

                      9701 Jeronimo Road, Irvine, Ca 92618


                                   [Diagram]


                         Basement Floor Plan: Exhibit A